EXHIBIT 99

Date: August 2, 2011

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO                                                                           Robert R. Gerber, SVP & CFO
330-364-7777 or trent@onlinefirstfed.com                                                              330-364-7777 or rgerber@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Quarter and
Fiscal Year Ended June 30, 2011

DOVER, OHIO - FFD Financial Corporation (NASDAQ:FFDF), parent company of First Federal Community Bank,  Dover, Ohio, reported net earnings for the three months ended June 30, 2011, of $273,000, or diluted earnings per share of $.27, a decrease of $83,000, or 23.3%, from the $356,000, or $.35 per diluted share, reported for the comparable quarter in 2010.  The decrease in net earnings resulted from an increase of $190,000 in noninterest expenses and a decrease of $83,000 in noninterest income, which were partially offset by an increase of $105,000 in net interest income and decreases of $42,000 in the provision for losses on loans and $43,000 in the provision for federal income taxes.

Net earnings for the fiscal year ended June 30, 2011, increased $393,000, or 41.0%, to $1.4 million, or diluted earnings per share of $1.33, compared to the $959,000, or $.95 per diluted share, reported in the fiscal year ended June 30, 2010.  The increase in net earnings resulted from increases of $935,000 in net interest income and $280,000 in noninterest income, which were partially offset by increases of $324,000 in noninterest expenses, $298,000 in the provision for losses on loans and $200,000 in the provision for federal income taxes.

The primary cause of the increase in net interest income for the year was the sustained decline in deposit rates, which outpaced declining yields on assets.  This was particularly evident in the repricing of CD’s to lower interest rates.  During fiscal 2011 the annualized yield on interest earning assets decreased approximately 21 basis points, while the cost of interest bearing liabilities decreased approximately 52 basis points.

For the year ended June 30, 2011, the increase in noninterest income resulted from increases of $306,000, or 82.3%, in net gain on sale of loans and $39,000 in service charges on deposit accounts, which were partially offset by decreases of $57,000 in net mortgage servicing revenue and $9,000 in other noninterest income.  The increase in gain on sale of loans resulted from greater sales into the secondary mortgage market due to more loan originations and refinancings as a result of fiscal 2011’s prevailing low interest rate environment, particularly the first six months.

The increases in noninterest expense for both the quarter and year ended June 30, 2010 were due primarily to increases in employee compensation and benefits, professional and consulting fees, advertising expense and other expenses related to overall growth in the Corporation’s operations during the periods.  The increase in the provision for federal income taxes was the result of the increases in net earnings for the year.

321 N. Wooster Avenue, Post Office Box 38
Dover, OH 44622
330-364-7777     www.onlinefirstfed.com
NASDAQ: FFDF

FFD Financial Corporation
Earnings Release 8/2/11

Nonaccrual loans were down to $1.8 million, or .82% of total assets, at June 30, 2011, from $2.2 million, or 1.06% of total assets, at June 30, 2010, due primarily to the favorable resolution of a large non-performing loan during fiscal 2011.

Management reviews the loan portfolio, delinquency rates, net charge-offs and current economic conditions to provide an allowance for loan losses.  For the year ended June 30, 2011, a provision for loan losses of $846,000 was taken, which resulted in a net increase in the allowance for loan losses of $181,000 as compared to the recorded allowance for loan losses at June 30, 2010.  Management believes that the allowance for loan losses at June 30, 2011, is adequate based upon available facts and circumstances, although there can be no assurance that additions to the allowance will not be necessary in future periods, which could adversely affect the Corporation’s results of operations.  Net charge offs were $665,000 for  fiscal 2011, and $249,000 for 2010.

FFD Financial Corporation reported total assets of $219.5 million at June 30, 2011, an increase over the June 30, 2010 balance of $206.5 million.  Cash and cash equivalents increased to $16.3 million at June 30, 2011 from $9.0 million at June 30, 2010.  Cash and equivalents would have been even higher had excess liquidity and additional deposits not been used to repay certain outstanding borrowings, purchase higher-yielding mortgage-backed securities and originate loans. Mortgage-backed securities increased significantly from $273,000 at June 30, 2010, to $6.3 million at June 30, 2011.  Investment securities decreased from $8.0 million at June 30, 2010 to $6.0 million at June 30, 2011.  Loans receivable, net, increased slightly from $178.8 million at June 30, 2010 to $182.2 million at June 30, 2011.  Total liabilities increased from the June 30, 2010 balance of $188.2 million, to $200.6 million at June 30, 2011, and included deposits of $185.0 million, up from $171.3 million at June 30, 2010.  The allowance for loan losses as a percentage of total loans increased to 1.18%, at June 30, 2011, up from 1.10% at June 30, 2010.  Shareholders’ equity was $19.0 million at June 30, 2011, a 3.7% increase over the June 30, 2010 balance of $18.3 million.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF.  First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin.  The Corporation maintains an interactive web site at www.onlinefirstfed.com.

321 N. Wooster Avenue, Post Office Box 38
Dover, OH 44622
330-364-7777     www.onlinefirstfed.com
NASDAQ: FFDF

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

ASSETS	June 30, 2011	June 30, 2010
Cash and cash equivalents	$16,296	$9,034
Investment securities	6,021	8,040
Mortgage-backed securities	6,308	273
Loans receivable, net	182,226	178,837
Loans held for sale	-	1,377
Real Estate Owned	-	-
Other assets	8,685	8,904

Total assets	$219,536	$206,465

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$185,043	$171,339
Borrowings	13,767	14,329
Other liabilities	1,755	2,502
Total liabilities	200,565	188,170
Shareholders’ equity	18,971	18,295

Total liabilities and shareholders’ equity	$219,536	$206,465

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Fiscal year ended June 30,		Three months ended June 30,
	2011	2010	2011	2010
Total interest income	$10,558	$10,311	$2,596	$2,652
Total interest expense	2,989	3,677	689	850
Net interest income	7,569	6,634	1,907	1,802

Provision for losses on loans	846	548	194	236

Net interest income after provision for losses on loans	6,723	6,086	1,713	1,566

Noninterest income	1,147	867	225	308
Noninterest expense	5,813	5,489	1,522	1,332
Earnings before income taxes	2,057	1,464	416	542
Federal income taxes	705	505	143	186
NET EARNINGS	$1,352	$959	$273	$356

EARNINGS PER SHARE
Basic	$1.34	$.95	$.27	$.35

Diluted	$1.33	$.95	$.27	$.35